Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-194468) and S-8 (No. 333-193690) of ONE Gas, Inc. of our report dated February 19, 2015, relating to the financial statements and the effectiveness of internal control over financial reporting of ONE Gas, Inc., which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma
February 19, 2015